Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

Reference is made to the Employment Agreement (the “Agreement”) dated as of September 19, 2001 by and between Strata Bank, a bank chartered under the laws of Massachusetts with its headquarters located in Medway, Massachusetts (therein and hereinafter referred to as the “Employer”), Service Bancorp, MHC, a corporation chartered under the laws of Massachusetts, and Service Bancorp, Inc., a corporation chartered under the laws of Massachusetts (therein and hereinafter referred to as the “Holding Companies”) and Pamela J. Montpelier (therein and hereinafter referred to as the “Executive”).

WHEREAS, pursuant to Section 15 of the Agreement, the Agreement may be amended or modified by a written instrument signed by the Executive and by a duly authorized representative of the Employer; and

WHEREAS, the Executive and the Employer desire to amend the Agreement, effective January 1, 2005, to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby amend the Agreement, effective January 1, 2005, as follows:

1.	Section 6(e) is amended by changing the period at the end of clause (ii) of the first paragraph thereby to a semi-colon and by adding the following proviso (flush with the margin) immediately thereafter:

“ provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate amount of the first seven months of Termination Benefits shall be payable to the Executive pursuant to this Section 6(e) beginning on the first day of the seventh month following on the date of termination of the Executive’s employment with the Employer.”.

2.	Section 6(g) is amended as follows:

(a)	By deleting the first sentence in the first (and only) paragraph of such Section and by inserting in lieu thereof the following sentence:

“If the Executive shall be Disabled, as defined in this Section 6(g) below, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability.”;

(b)	By deleting the following words from the third sentence in the first (and only) paragraph of such Section “disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation,” and by inserting in lieu thereof the following:

“Disabled,”; and

(c)	By inserting immediately after the fifth (and final) sentence of such Section the following:

“For purposes of this Section 6(g), “Disabled” shall mean that the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.”.

3.	Section 6(h) is amended by deleting the second sentence in the first paragraph of such Section and by inserting in lieu thereof the following sentence:

“If, (1) within eleven (11) months following a Change of Control, the Executive’s employment is terminated by the Employer or the Executive following the occurrence of any of the events listed in Section 6(h)(ii) below or if the Executive’s employment is terminated without cause (in accordance with Section 6(c) above); or (2) during the twelfth (12th) month following the Change of Control the executive chooses to resign from her employment, for any reason, in lieu of any payment under Section 6(e) above, the Employer shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the lump sum amount shall be payable to the Executive on the first day of the seventh month following the date such amount would otherwise be payable to the Executive pursuant to this Section 6(h).”.

4.	Section 6 is amended by adding the following new subsection (i):

“(i) Interpretation. It is the intent of the Employer, the Holding Companies and the Executive that the provisions of this Section 6 and all amounts payable to the Executive hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payment, and the Agreement shall be interpreted and construed in a manner consistent with such intent. Recognizing such intent and the lack of official guidance currently available regarding the application of Section 409A, the Employer, the Holding Companies and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, one or more amendments to this Section 6 as may reasonably be necessary solely for the purpose of assuring that this Section 6 and all amounts payable to the Executive hereunder meet the requirements of Section 409A.”.

IN WITNESS WHEREOF, the Executive and the Employer have duly executed on this 13th day of December, 2005 and adopted this First Amendment to the Agreement, effective as of January 1, 2005.

STRATA BANK

/s/ Michael J. Sheehan
By: Duly Authorized Representative

EXECUTIVE

/s/ Pamela J. Montpelier
Pamela J. Montpelier